Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR
THIRD QUARTER ENDED SEPTEMBER 30, 2005

DENVER, CO (November 1, 2005) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the quarter ended September 30, 2005.  Funds from operations (FFO) for the third quarter of 2005 was approximately ($849,000), or ($0.04) per share, compared to approximately $2,351,000, or $0.10 per share, for the same period in 2004.  The Company reported a net loss for the third quarter of 2005 of approximately $5,430,000, or $0.23 per share, compared to a loss of approximately $1,302,000, or $0.05 per share, for the same period of 2004.  For the nine months ended September 30, 2005, FFO totaled approximately $2,920,000, or $0.12 per share, compared to approximately $7,026,000, or $0.32 per share for the same period in 2004.  The net loss recognized by the Company was approximately $11,105,000, or $0.46 per share in 2005, compared to approximately $2,224,000, or $0.10 per share in 2004 for the same period.  Unusual charges incurred during the quarter include: $2,700,000 ($0.11/share) of impairment charges on the Company’s real estate assets, $421,000 of which is attributable to its Panorama joint venture interest, and approximately $213,000 ($0.01/share) in general and administrative costs related to certain severance and non-cash compensation charges.  General and administrative costs for the quarter also include $77,000 related to Sarbanes-Oxley compliance and $48,000 related to the Company’s strategic alternative review (a total of $0.01/share).

Rental revenue from continuing operations (not including properties held for sale) in the third quarter of 2005 increased $1.5 million or 21% over the prior year period due primarily to the Company’s 2004 acquisitions.  The third quarter 2005 results include the operating impact resulting from the acquisitions of Parkway Centre III in September of 2004 and Hampton Court in November of 2004.  Revenue for the quarter also increased by approximately $248,000 in properties held for the entire period in both 2004 and 2005, mainly due to increases in occupancy over the prior year.  All results of the Company for both 2004 and 2005 have been restated to reclassify the revenue and expenses of the properties held for sale into a separate discontinued operations category, as shown on the attached financial statements.

Third quarter 2005 property operating expenses, including real estate taxes, for continuing operations increased by $217,000 or 7.1% over the same period in 2004 due primarily to the Company’s growth and increases in property taxes and utility costs. This increase is net of approximately $160,000 of ground lease expense in the third quarter of 2004 that was eliminated upon the purchase of the Greenhill Park land in December of 2004. General and administrative expenses (“G&A”) decreased approximately $24,000, or 2.2%, for the third quarter of 2005 compared with the same period in 2004.  Quarterly G&A costs as a percent of revenue related to continuing operations decreased from 15.6% in 2004 to 12.6% in 2005; as a percent of total revenue (continuing plus discontinued operations), it decreased from 9.7% to 9.0%.  The Company has implemented and has additional plans to implement cost-cutting measures, including the elimination of certain corporate positions, which are expected to affect bottom-line results in future quarters.

Interest expense for the quarter (including discontinued operations) increased approximately $1.1 million, or 35%, during the third quarter of 2005 as compared to the same period of 2004, primarily due to increased borrowings for acquisitions and working capital and an increase in interest rates on the Company’s variable rate debt.

The September 30, 2005 occupancy results were issued in a separate detailed press release on October 13, 2005.  Total occupancy increased to 89.6% from 88.3% at December 31, 2004 and from 89.4% at June 30, 2005.  For properties classified as continuing operations, occupancy at September 30, 2005 was 91.4% versus 90.8% at December 31, 2004.  The average rental rate per square foot to date for properties not held for sale has increased from an average of $19.97 at the beginning of the year to $20.26 at September 30, 2005.  Current quarter-end occupancy results include approximately 53,000 square feet that is leased but not yet occupied.

“We are pleased with our operating results, which were in line with our expectations after adjustment for the unusual items discussed above”, said Charles Knight, Chief Executive Officer of the Company.  “Occupancy rates continue to increase marginally as we overcome the effects of the significant rent roll down we faced in 2005, due to our small tenant focus and shorter average lease terms.  As we head into 2006, we expect continued small increases in occupancy and better operating income and cash flow as the impact from rent roll down is expected to have significantly less impact on continuing operations in 2006 than in 2005 and rates are increasing in almost all of our markets.”

Third Quarter Highlights and Subsequent Events

•                  On September 1, 2005, the Company announced the commencement of a strategic asset sales plan including the following five office properties: Financial Plaza in Mesa, Arizona; AmeriVest Plaza and its 20% joint venture property at Panorama Falls in Englewood, Colorado; Chateau Plaza in Dallas, Texas; and Keystone Office Park in Indianapolis, Indiana.  Two of the properties are expected to be under contract and close in December 2005 and the other two in the first quarter of 2006.  The Company expects to generate sufficient proceeds from these sales to repay associated mortgage obligations, substantially reduce its outstanding secured and unsecured credit facilities and, depending on the amount of net proceeds actually received, a special dividend to shareholders may be necessary with respect to capital gains for such sales.  Depending on the timing of when such transactions occur, the Company could pay a dividend as early as January 2006.  No definitive agreements have been signed for any property, however, and there can be no assurance that the sales of any of the properties will be completed.

•                  On September 30, 2005, the Company completed the sale of its Panorama Falls joint venture interest to its joint venture partner.  On October 1, 2005, $4.4 million in net proceeds from the sale were paid in equal portions to the Company’s Secured and Unsecured Facilities, with an additional $1.0 million in borrowing netted against the payment on the Unsecured Facility.  The Company took back a six-month promissory note from the buyer in the amount of $364,170 as part of the sale.  As of the date of this release, the amounts outstanding under the Company’s Secured and Unsecured Facilities were $30,683,902 and $29,844,196, respectively.

•                  On September 1, 2005, the Company announced that its primary bank group had extended the payment date under its Secured and Unsecured Credit Facilities from September 1 to September 14, 2005 and had reached an agreement in principle with the Company to further amend the loan agreements for its Secured and Unsecured Credit Facilities.   On September 14, 2005, the Company and its primary bank group further amended the agreements to extend the mandatory prepayments, now due only against the Secured Facility, to January 17, 2006, extend the maturity dates for both facilities to April 1, 2006, and revise certain other payment and covenant requirements.  For full detail on the amendments, refer to the press release and Form 8-K filed on September 14, 2005.

•                  On September 1, 2005, the Company also announced that it had commenced an operational restructuring of its property management and corporate operations culminating in the retention of Trammel Crow Services, Inc. as the property manager for its Denver portfolio.  As part of this restructuring, approximately ten property level and corporate positions in Denver were eliminated.  This restructuring will be reflected in operating results beginning in the fourth quarter of 2005.

Update on Strategic Direction

The Company and its advisor continue to evaluate various alternatives to maximize shareholder value in the near term, including the potential sale or merger of the Company or its assets and other possible transactions.  The Board has received proposals from several bidders, however, many of these proposals contain contingencies or conditions that make the proposals difficult to fully evaluate.  The Company will continue to evaluate proposals for a merger or sale of the Company or its assets as well as a complete liquidation of the Company in a continuing effort to maximize shareholder value.   The Company believes that completion of the strategic asset sales discussed above will positively impact the valuation and market perception of the Company and its remaining assets for the following reasons: the Company’s liquidity will be significantly improved once the associated mortgage debt and Secured and Unsecured Credit Facilities are repaid and the pressures of near-term debt maturities are eliminated; the markets and potential bidders for the Company will have clarity on the private market valuation of certain of the Company’s assets once the sales prices have been disclosed; and the remaining portfolio is expected to have significantly improved occupancy and cash flow as low occupancy and capital intensive properties are eliminated. The Company will then be able to focus its efforts on properties that will be accretive to earnings in the near term and which are located in improving markets where the Company can still add value.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the third quarter of 2005 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

The Company will hold an investor/analyst conference call on November 1, 2005, beginning at 11:30 am MST (1:30 pm EST, 12:30 pm CST and 10:30 am PST) to discuss its third quarter results.  To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call.  If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until November 6, 2005 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 1436333.  A live web cast of the conference call will be available at www.amvproperties.com.  You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and any amendments thereof and from time to time in the Company’s filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Real Estate Operating Revenue
Rental revenue	$8,609,254	$7,106,977	$25,952,853	$19,718,169

Real Estate Operating Expenses
Property operating expenses -
Operating expenses	2,307,499	2,244,619	6,901,892	6,017,444
Real estate taxes	974,461	820,352	3,527,521	2,312,209
General and administrative expenses	1,082,078	1,105,901	3,880,678	3,022,715
Interest expense	3,111,792	2,177,411	8,860,849	6,003,920
Depreciation and amortization expense	3,247,678	2,368,006	9,691,171	6,033,176
Total operating expenses	10,723,508	8,716,289	32,862,111	23,389,464

Loss From Continuing Operations	(2,114,254)	(1,609,312)	(6,909,258)	(3,671,295)
Other Income
Interest income	24,525	29,139	42,529	55,395
Total other income	24,525	29,139	42,529	55,395

Loss Before Discontinued Operations	(2,089,729)	(1,580,173)	(6,866,729)	(3,615,900)

Net Earnings/(Loss) from Discontinued Operations	(3,340,714)	278,279	(4,238,559)	1,391,407

Net Loss	$(5,430,443)	$(1,301,894)	$(11,105,288)	$(2,224,493)

Loss Per Share
Basic and Diluted	$(0.23)	$(0.05)	$(0.46)	$(0.10)

Weighted Average Common Shares Outstanding
Basic and Diluted (earnings)	24,074,937	23,934,094	24,044,762	21,807,943
Diluted (FFO)	24,074,937	23,934,094	24,044,762	21,807,943

Reconciliation to Funds from Operations (FFO):
Net Loss	$(5,430,443)	$(1,301,894)	$(11,105,288)	$(2,224,493)
Depreciation and amortization on real estate investments	4,582,164	3,653,356	13,788,012	9,824,592
Loss/(gain) on disposition of depreciated real estate	(1,001)	—	20,803	(574,276)
Loan costs associated with the disposition of real estate	—	—	215,993	—
FFO	$(849,280)	$2,351,462	$2,919,520	$7,025,823

Funds from Operations per share - diluted	$(0.04)	$0.10	$0.12	$0.32

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

	September 30,	December 31,
	2005	2004
Selected Balance Sheet Information:
Assets at cost, excluding held-for-sale	269,204,301	260,477,110
Assets – held-for-sale, net	86,397,565	102,437,556
Less: accumulated depreciation and amortization	(23,083,166)	(14,960,977)
Total assets	$332,518,700	$347,953,689

Total mortgage loans, notes payable and unsecured line of credit	$176,818,472	$172,310,212
Total mortgage loans – held-for-sale	$58,082,652	64,276,179

Total shareholders’ equity	$82,947,577	$93,469,915

Common shares issued and outstanding	24,105,464	23,982,233

Selected Property Information:
Number of operating properties owned	16	30
Total rentable square feet	2,451,002	2,732,957
Occupancy	89.6%	88.3%

Selected Stock Information:
Common share price (as of period end)	$4.09	$6.40

Equity market capitalization	$98,591,348	$153,486,291

Common share annualized dividends	—	$0.52

Common share annualized dividend yield (as of period end)	N/A	8.1%

Non-GAAP Financial Measures.  Funds from operations (FFO) is a non-GAAP financial measure.  FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.  FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.